                         DISTRIBUTION AND SERVICE PLAN
                           SEI ASSET ALLOCATION TRUST
                                    CLASS D

     WHEREAS, SEI Asset Allocation Trust (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution and Service Plan will benefit the Trust and the owners of the Class D shares of the portfolios (the "Shareholders") of the Trust.

     NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act.

     SECTION 1.  The Trust has adopted this Class D Distribution and Service
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Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to (a) the distribution and sale of Class D shares (collectively, the "Shares") of certain of the portfolios of the Trust, as set forth in Schedule A attached hereto (each, a "Portfolio"), and (b) the provision of shareholder services relating to such Shares.

     SECTION 2.  Distribution Activities.
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(a)  Each Portfolio are authorized to pay the principal underwriter of the
     Shares (the "Distributor") a total fee in connection with distribution-related services provided in respect of such Shares, calculated and payable monthly, at the annual rate of .75% of the value of the average daily net assets of attributable to Class D shares of the Portfolio.

(b) The fee paid pursuant to this Section 2 may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers and financial intermediaries in respect of sales of Shares, to compensate third parties for the provision of recordkeeping and other distribution-related services relating to Class D Shares, and to pay for advertising and promotional expenses in connection with the distribution of the Shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of other expenses of the Distributor related to the distribution of the Shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of the Shares.

(c) Payments under this Section of the Plan are not tied exclusively to the expenses for distribution-related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

(d) The Trust's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover additional costs associated with the provision of distribution services to the Trust.

     SECTION 3.  Shareholder Servicing Activities.
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(a)  In addition to the amounts set forth in Section 2 above, each Portfolio is authorized to pay the Distributor a fee in connection with the ongoing servicing of shareholder accounts owning such Shares, calculated and payable monthly, at the annual rate of .25% of the value of the average daily net assets attributable to Class D Shares of the Portfolio.

(b) The service fee payable to the Distributor pursuant to this Section 3 hereof may be used by the Distributor to provide compensation to financial intermediaries for ongoing servicing and/or maintenance of shareholder accounts with respect to the Shares of the applicable Portfolios. Such shareholder services may include, but are not limited to, the following: telephone service to shareholders, including the acceptance of telephone inquiries and transaction requests; acceptance and processing of written correspondence, new account applications and subsequent purchases by check; mailing of confirmations, statements and tax forms directly to shareholders; maintenance of customer accounts; and acceptance of payment for trades by check, Federal Reserve wire or Automatic Clearing House payment. In addition, Distributor shall perform or supervise the performance by others of other shareholder services in connection with the operations of the applicable Portfolios, as agreed from time to time.

(c) Payments under this Section of the Plan are not tied exclusively to the expenses for shareholder servicing activities actually incurred by the Distributor or third parties, so that such payments may exceed expenses actually incurred by the Distributor. The Trust's Board of Trustees will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

(d) The Trust's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover additional costs associated with the provision of shareholder services to Class D shareholders.

     SECTION 4.  This Plan shall not take effect with respect to a Portfolio
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until it has been approved (a) by a vote of at least a majority of the outstanding Class D Shares of such Portfolio; and (b) together with any related agreement entered into pursuant to Section 8 hereof, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 5.  This Plan shall continue in effect for a period of more than
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one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of
Section 4 herein for the approval of this Plan.

     SECTION 6.  Any person authorized to direct the disposition of monies paid
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or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7.  This Plan may be terminated at any time with respect to any
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Portfolio by the vote of a majority of the Qualified Trustees or by vote of a majority of the Portfolio's outstanding Class D Shares.

     SECTION 8.  All agreements with any person relating to implementation of
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this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of shareholders holding a majority of the Portfolio's outstanding Class D Shares, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 9.  This Plan may not be amended to increase materially the amount
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of distribution or shareholder servicing expenses permitted pursuant to Sections
2 and 3 hereof without the approval of shareholders holding a majority of the outstanding Class D Shares of the applicable Portfolio, and all material amendments to this Plan shall be approved in the manner provided in Section 4
(b) herein for the approval of this Plan.

     SECTION 10.  As used in this Plan, (a) the term "Qualified Trustees" shall
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mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11.  While this Plan is in effect, the selection and nomination of
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those Trustees who are not interested persons of the Trust within the meaning of
Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

     SECTION 12.  This Plan shall not obligate the Trust or any other party to
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enter into an agreement with any particular person.



December 4, 1995

                           SEI ASSET ALLOCATION TRUST

                                   SCHEDULE A
                                       TO
                                    CLASS D
                         DISTRIBUTION AND SERVICE PLAN
                             DATED DECEMBER 4, 1995


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